Exhibit (a)(5)(iv)

News Release

AMGEN AND ONYX PHARMACEUTICALS ANNOUNCE EARLY

TERMINATION OF HSR WAITING PERIOD FOR AMGEN’S

ACQUISITION OF ONYX

THOUSAND OAKS, Calif. and SOUTH SAN FRANCISCO, Calif. (Sept. 18, 2013) – Amgen (NASDAQ:AMGN) and Onyx Pharmaceuticals, Inc. (NASDAQ:ONXX) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR), in connection with Amgen’s proposed acquisition of Onyx, was terminated early on Sept. 18, 2013, by the United States Federal Trade Commission. The waiting period was scheduled to expire on Sept. 23, 2013.

As previously announced on Aug. 25, 2013, Amgen and Onyx entered into an agreement under which Amgen will acquire all of the outstanding shares of Onyx for $125 per share in cash, with the transaction to be effected through a tender offer. The termination of the HSR waiting period satisfies one of the conditions to consummate the tender offer. Other closing conditions remain to be satisfied, including, among others, a minimum tender of at least a majority of outstanding Onyx shares on a fully diluted basis.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Oct. 1, 2013 (one minute after 11:59 p.m., New York City time, on Sept. 30, 2013), unless it is extended pursuant to and in accordance with the terms of the merger agreement between Amgen and Onyx. The complete Offer to Purchase dated Sept. 3, 2013, related to the tender offer has been filed with the U.S. Securities and Exchange Commission and can be viewed online at www.sec.gov.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

About Onyx

Based in South San Francisco, California, Onyx Pharmaceuticals, Inc. is a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people with cancer. The company is focused on developing novel medicines that target

AMGEN AND ONYX ANNOUNCE EARLY TERMINATION OF HSR WAITING PERIOD FOR

AMGEN’S ACQUISITION OF ONYX

key molecular pathways. For more information about Onyx, visit the company’s website at www.onyx.com. Onyx Pharmaceuticals is on Twitter. Sign up to follow Onyx’s Twitter feed @OnyxPharm at http://twitter.com/OnyxPharm.

Amgen Forward-Looking Statements

This news release contains forward-looking statements that are based on Amgen’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the tender offer and the merger, estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen, including Amgen’s most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen’s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to Amgen’s business. Unless otherwise noted, Amgen is providing this information as of Sept. 18, 2013, and expressly disclaims any duty to update information contained in this news release.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Risks and uncertainties include whether the proposed transaction described in this press release can be completed in a timely manner, and whether the anticipated benefits of the proposed transaction can be achieved. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Amgen develops product candidates internally and through licensing collaborations, partnerships, joint ventures and acquisitions. Product candidates that are derived from relationships or acquisitions may be subject to disputes between the parties or may prove to be not as effective or as safe as Amgen may have believed at the time of entering into such relationship. Also, Amgen or others could identify safety, side effects or manufacturing problems with Amgen’s products after they are on the market. Amgen’s business may be impacted by government investigations, litigation and product liability claims. If Amgen fails to meet the compliance obligations in the corporate integrity agreement between Amgen and the U.S. government, it could become subject to significant sanctions. Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development.

In addition, sales of Amgen’s products are affected by the reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of Amgen’s products. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the

AMGEN AND ONYX ANNOUNCE EARLY TERMINATION OF HSR WAITING PERIOD FOR

AMGEN’S ACQUISITION OF ONYX

discovery and development of new products. Amgen believes that some of its newer products, product candidates or new indications for existing products, may face competition when and as they are approved and marketed. Amgen’s products may compete against products that have lower prices, established reimbursement, superior performance, are easier to administer, or that are otherwise competitive with its products. In addition, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors and there can be no guarantee of Amgen’s ability to obtain or maintain patent protection for its products or product candidates. Amgen cannot guarantee that it will be able to produce commercially successful products or maintain the commercial success of its existing products. Amgen’s stock price may be affected by actual or perceived market opportunity, competitive position, and success or failure of its products or product candidates. Further, the discovery of significant problems with a product similar to one of Amgen’s products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on Amgen’s business and results of operations.

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Onyx Pharmaceuticals, Inc. or any other securities. Arena Acquisition Company and Amgen Inc. have filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Onyx. The offer to purchase shares of Onyx common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the tender offer, toll-free at (888) 750-5834.

Onyx Forward-Looking Statements

This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the expected timing of the completion of the transaction, Amgen’s operation of the Onyx business following completion of the transaction, and statements regarding the future operation, the anticipated growth of our business, global expansion and increases to our international capabilities, our launch of Kyprolis in the United States, our investments in Phase 3 clinical trials, contributions from our kinase inhibitor business and future cost of goods sold with respect to Kyprolis. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: uncertainties as to the timing of the transaction; uncertainties as to the percentage of Onyx stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; Nexavar® (sorafenib) tablets, Kyprolis® (carfilzomib) for Injection and Stivarga® (regorafenib) tablets being the only approved products from which we may obtain revenue; competition; failures or delays in our clinical trials or the regulatory process; dependence on our collaborative relationship with Bayer; supply of Nexavar, Stivarga or Kyprolis; market

AMGEN AND ONYX ANNOUNCE EARLY TERMINATION OF HSR WAITING PERIOD FOR

AMGEN’S ACQUISITION OF ONYX

acceptance and the rate of adoption of Nexavar, Stivarga and Kyprolis; pharmaceutical pricing and reimbursement pressures; serious adverse side effects, if they are associated with Nexavar, Stivarga or Kyprolis; government regulation; possible failure to realize the anticipated benefits of business acquisitions or strategic investments; protection of our intellectual property; and product liability risks; and other risks and uncertainties discussed in Onyx’s filings with the Securities and Exchange Commission (the “Commission”), including the “Risk Factors” sections of Onyx’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by Arena Acquisition Corporation, a wholly owned subsidiary of Amgen, and the Solicitation/Recommendation Statement to be filed by Onyx. Onyx undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

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Contacts:

Amgen

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)

Onyx

Lori Melançon, 650-266-2394 (media)

Amy Figueroa, 650-266-2398 (investors)